EXHIBIT 10.1

Wood to Ethanol Research Consortium (WERC)

MEMBERSHIP AGREEMENT

This Agreement is made by and between North Carolina State University at Raleigh, NC (hereinafter called “UNIVERSITY”) and Evolution Resources, Inc., a Nevada Corporation (hereinafter called “COMPANY”).

WHEREAS, the parties to this Agreement intend to join together in a cooperative effort to support a WOOD TO ETHANOL RESEARCH CONSORTIUM (hereinafter called “CONSORTIUM”) at UNIVERSITY to continue the process engineering analysis of a simplified Repurposed mill scheme; verify critical information through comprehensive laboratory experimentation; improve on the process and raw material efficiencies and develop fundamental understanding and possible solution of the low softwood hydrolysis efficiency. The Consortium is proposed as a two year commitment by the project sponsors to fund research as outlined in the attached proposal.

NOW, therefore, for the mutual benefits and considerations each to the other, the parties hereto agree to the following terms and conditions:

1.

CONSORTIUM OPERATION

A.

CONSORTIUM will be a fully integrated UNIVERSITY program administered by UNIVERSITY through the Dept. of Wood and Paper Science, College of Natural Resources and operated with the support of UNIVERSITY and members of the CONSORTIUM (“MEMBERS”).

B.

CONSORTIUM will be operated in accordance with the CONSORTIUM Bylaws, which are incorporated herein by reference and which may be amended in accordance with the provisions set forth in the Bylaws.

2.

MEMBERSHIP

A.

Membership in the CONSORTIUM shall be open to all companies on an annual basis. MEMBER agrees to join Consortium with the intention of remaining a dues-paying member for at least two (2) years.

B.

COMPANY agrees to pay nonrefundable annual membership dues of $25,000 for the period of June 1, 2009 - May 31, 2010 and membership dues of $25,000 for the period of June 1, 2010- May 31, 2011, which will be paid within 30 days of receiving NCSU Invoice thereby becoming a MEMBER entitled to the privileges detailed in this Membership Agreement and the CONSORTIUM’S Bylaws. Membership dues shall be made payable to North Carolina State University. Payment should be sent to Office of Contracts and Grants, 2701 Sullivan Drive, Administrative Services III,

Suite 240, Box. 7514, Raleigh, NC 27695-7514, with reference to WERC MEMBER clearly indicated.

C.

COMPANY may leave the Consortium at any time with giving UNIVERSITY a 120 (hundred and twenty) days written termination notice.

3.

PATENTS AND COPYRIGHTS

A.

CONSORTIUM RESEARCH is defined as research supported solely by membership dues and does not include 1) research carried out under separate contract; 2) supported by public funds; or 3) carried out independently by a MEMBER.

B.

Title to any invention or discovery made or conceived in the performance of CONSORTIUM RESEARCH solely by a UNIVERSITY employee (“UNIVERSITY INVENTION”) shall remain with the University, provided, however, that the UNIVERSITY shall grant to each MEMBER whose membership dues are not over-due on the date such Invention is made a non-exclusive, royalty-free license for its internal research and development use (but not to make, use, or sell products or processes for commercial purposes) of such invention or discovery. This license may be extended to MEMBER'S Affiliates without additional charge, and there shall be no right to grant sublicenses under this license.

If an invention or discovery is made solely by an employee of MEMBER'S organization as a direct result of such employee's participation in CONSORTIUM RESEARCH (“MEMBER’S INVENTION”), the title to the invention shall remain with the MEMBER, and the MEMBER shall grant to the UNIVERSITY a non-exclusive, royalty-free license for use of the invention or discovery for its own internal non-commercial educational and research purposes.

Any invention or discovery made or conceived in the performance of CONSORTIUM RESEARCH jointly by employees of the UNIVERSITY and employees of MEMBER shall be deemed a joint invention with both parties sharing in the rights thereto according to U.S. patent law.

C.

UNIVERSITY INVENTIONS resulting from CONSORTIUM RESEARCH shall be promptly disclosed to MEMBERS by UNIVERSITY in writing on a confidential basis. UNIVERSITY shall file for and prosecute patent applications on behalf of CONSORTIUM if patent protection is desired. UNIVERSITY shall consult with MEMBERS regarding the manner and extent of filing and prosecuting the patent and its subsequent maintenance. Each MEMBER shall have sixty (60) days from receipt of the UNIVERSITY'S invention disclosure to notify UNIVERSITY of that MEMBER'S interest in acquiring license rights beyond those provided under Article 3. B. and willingness to support the cost of patent filings. MEMBERS agreeing to share in the costs of patenting such inventions shall have certain rights and options as delineated in Articles 3. D. and E. of this agreement.

D.

MEMBERS participating in the costs of filing, prosecuting and maintaining a patent application in respect of UNIVERSITY INVENTIONS ("PARTICIPATING MEMBERS") shall have an option for a period of six (6) months after filing of the patent application to acquire a royalty- bearing license to make, have made, use and sell products or processes for commercial purposes including the right to sublicense, said license to be exclusive among those PARTICIPATING MEMBERS electing to license the technology (hereinafter a "LIMITED EXCLUSIVE LICENSE") and to be upon the same terms and conditions in respect of each of them. The cost of filing, prosecution and maintenance of patent applications shall be paid by the LIMITED EXCLUSIVE LICENSEES.

E.

If no LIMITED EXCLUSIVE LICENSE is granted under Article 3. D, then those PARTICIPATING MEMBERS shall have a right to a non-exclusive, non-sublicensable, non-transferable, fee or royalty-bearing license to commercialize the UNIVERSITY INVENTION (“NON-EXCLUSIVE LICENSE”), but only so long as that PARTICIPATING MEMBER continues to meet its full obligation to pay an equal share of the costs associated with filing, prosecuting, and maintaining the patent. The terms and conditions of any such NON-EXCLUSIVE LICENSE, including fee or royalty rates, shall be negotiated on commercially reasonable terms. In granting non-exclusive licenses to any entity that is not a PARTICIPATING MEMBER, which UNIVERSITY is free to do in cases where no LIMITED EXCLUSIVE LICENSE is granted, the terms of any such non-exclusive license may be no more favorable to that licensee than are the terms of the NON-EXCLUSIVE LICENSE granted to PARTICIPATING MEMBERS under this Article 3. E. Any such PARTICIPATING MEMBER shall be entitled to a copy of such license to verify compliance herewith. The cost of filing, prosecution and maintenance of patent applications shall be allocated in the NON-EXCLUSIVE LICENSE.

F.

If no LIMITED EXCLUSIVE LICENSE is granted under Article 3. D., then those MEMBERS that did not participate in the cost of filing, prosecuting and maintaining a patent application, but who subsequently wish to use the patented invention for commercial purposes, may become PARTICIPATING MEMBERS and be granted NON-EXCLUSIVE LICENSES as provided in Article 3. E. by 1) paying the CONSORTIUM any unpaid membership dues from the date the invention is made, if any, and an additional sum equal to 1.5 times the share paid by each PARTICIPATING MEMBER for support of the filing, prosecution and maintenance of the patent to date; and 2) by agreeing to the terms and conditions of the NON-EXCLUSIVE LICENSE; and 3) agreeing to participate equally with the other PARTICIPATING MEMBERS in future costs associated with the filing, prosecution and maintenance of the patent.

G.

If no LIMITED EXCLUSIVE LICENSE is granted under Article 3. D., and no PARTICIPATING MEMBER nor another entity has negotiated and signed a NON-EXCLUSIVE LICENSE under Articles 3 E. and F. above within two years of the filing of the last-filed patent application included within such supported patent, then the UNIVERSITY may terminate the options granted under Article 3. E. and F. upon written notice to the PARTICIPATING MEMBERS and license such UNIVERSITY PATENT to any entity and in any manner that it sees fit. Each PARTICIPATING MEMBER is responsible for the payment of its share of such patent costs and expenses incurred up to the effective date of termination and accordingly such patent costs and expenses already paid by PARTICIPATING MEMBERS will not be refunded. Upon termination of support, the PARTICIPATING MEMBERS will retain the internal research and development rights described in Article 3. B. above.

H.

For the purposes of this Agreement, MEMBER’S “Affiliate” shall mean (1) any corporation or other legal entity owning, directly or indirectly, fifty percent (50%) or more of the voting capital shares of that MEMBER; (2) any corporation or other legal entity fifty percent (50%) or more of the voting capital shares (or equivalent control) of which is owned, directly or indirectly, by that MEMBER; or (3) any corporation or other legal entity fifty percent (50%) or more of the voting capital shares (or equivalent control) of which is owned, directly or indirectly, by a corporation or other legal entity owning, directly or indirectly, fifty percent (50%) or more of the voting capital shares of that MEMBER.

4.

PUBLICATIONS

A.

A "publication" shall be deemed to mean any written, oral or other public disclosure of research results, including the public use or sale of an invention based on the research results, if that event could bar the availability of protection in foreign jurisdictions or trigger the one-year grace period in the U.S. within which a U.S. patent application must be filed, and “publish” shall have a corresponding meaning.

B.

UNIVERSITY shall be free to use the results of CONSORTIUM RESEARCH for its own teaching and educational purposes without payment of royalties or other fees provided that it does nothing which could bar the availability of patent protection in respect of a MEMBER’S INVENTION or joint invention. UNIVERSITY is free to publish at its own discretion the results of CONSORTIUM RESEARCH except those that would constitute an enabling disclosure of a MEMBER’S INVENTION on which a patent application has not been filed. In such cases, the UNIVERSITY may not publish without the prior written consent of the MEMBER concerned (which consent shall not be unreasonably withheld) after having reviewed the full text proposed to be published. UNIVERSITY shall provide each MEMBER a confidential copy of any manuscript generated as a result of CONSORTIUM RESEARCH at the time of submission to any journal or other publication, including conference abstract collections.

C.

Under no circumstances will publication of a student's thesis, for which funds are derived from the CONSORTIUM, be delayed for longer than ninety (90) days after conferral of his or her degree.

5.

CONFIDENTIALITY

A.

In the normal and routine operation of the CONSORTIUM as detailed in this Agreement and the Consortium By-Laws, there may be the need for one party to disclose information that is proprietary and confidential to the disclosing party. All such information must be disclosed by the disclosing party in writing and designated as confidential or, if disclosed orally, must be identified as confidential at the time of disclosure and confirmed in writing as being confidential within thirty (30) days of such disclosure. Except as otherwise provided herein, for a period of three (3) years following the date of such disclosure, the receiving party agrees to use the confidential information only for purposes of this Agreement and further agrees that it will not publish or otherwise disclose such information. The restrictions of this §5(A) shall not apply to:

(i)

information which is or becomes publicly known through no fault of the receiving party;

(ii)

information learned from a third party entitled to disclose it;

(iii)

information already known to or developed by receiving party before receipt from disclosing party, as shown by receiving party's prior written records;

(iv)

information for which receiving party obtains the disclosing party's prior written permission to publish or which is disclosed in the necessary course of the prosecution of patent applications based upon inventions developed pursuant to this Agreement;

(v)

information required to be disclosed by court order or operation of law, including, but not limited to, the North Carolina Public Records Act; or

(vi)

information that is independently developed by the receiving party’s personnel who are not privy to the disclosing party’s confidential information.

The receiving party must use a reasonable degree of care to prevent the inadvertent, accidental, unauthorized or mistaken disclosure or use by its employees of confidential information disclosed hereunder.

6.

OTHER CONSORTIUM-RELATED PROJECTS

Nothing in this Agreement shall be deemed to prevent CONSORTIUM and any MEMBER or any group of MEMBERS from entering into a separate sponsored research agreement, as outlined in the By-Laws. In the event of any inconsistency between the terms of the separate agreement, the CONSORTIUM Bylaws and the Member Agreement, the terms of such separate agreement shall take precedence insofar as such separate agreement does not adversely affect the rights to intellectual property or confidentiality granted to the MEMBER companies under the terms of Sections 2, 3, 4 and 5 of this Agreement.

7.

VARIATION

No addition to or variation of this Agreement shall be of any force or effect unless it is expressly recorded in writing signed by non-electronic hand-written signatures of both parties hereto.

8.

GOVERNING LAW

This Agreement shall in all respects be exclusively governed by and interpreted according to the substantive laws of the State of North Carolina.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first hereinabove written.

NORTH CAROLINA

STATE UNIVERSITY

COMPANY

By: _________________________

By: ____________________________

Name:__________________________

Name: Kit Chambers

Title: ___________________________

Title: Executive Vice President

Date: ___________________________

Date: August 4, 2009

Contact Information for NCSU :

Contact Information for the COMPANY:

Larisa Oktyabrsky

Kit Chambers

Coordinator, Centers and Institutes

Executive Vice President

Campus Box 7514 / Administrative Services III,

3001 Knox St, Suite 403

2701 Sullivan Drive, Suite 240

Dallas, TX 75205

Raleigh, NC 27695-7514

Phone: 214-634-6238

Telephone: 919-515-9333

Fax: 214-389-9805

Fax: 919-515-7721

Email: kchambers@evoresources.com